Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

ELKS (Equity Linked Notes)

Based upon the common stock of Bank of America due December 18, 2008

Summary of Final Terms

June 11, 2008

Issuer:	Citigroup Funding Inc.

Issuer Rating:

The Issuer’s senior debt is rated Aa3 / P-1, Outlook Negative (Moody’s), AA- / A-1+, Credit Watch Negative (S&P) and AA- / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. These ratings are subject to change during the term of the Notes

Currency:	United States Dollar (“USD”)

Dealer:	Citigroup Global Markets Limited

Underlying Stock:	Bank of America (“BAC”)

Offering Price:	USD 29.36

Units Issued:	586,750

Principal Amount:	USD 17,226,980.00

Pricing Date:	June 11, 2008

Settlement Date:	June 18, 2008

Valuation Date:	December 11, 2008

Maturity Date:	December 18, 2008

Coupon:	5.00% per annum payable quarterly

Initial Stock Price:	USD 29.36

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date

Cap Price:	USD 37.3606, which represents approximately 127.25% of the Initial Stock Price

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 29.36 principal amount with any fractional shares to be paid in cash

Payment at Maturity:	For each note of USD 29.36:

1) If the Final Stock Price is less than or equal to the Initial Stock Price and:

a)     the Underlying Stock depreciates by approximately 27.25% or more, to a price of USD 21.36 or lower, relative to the Initial Stock Price at any time after the Pricing Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)     the Underlying Stock does not depreciate by approximately 27.25% or more, to a price of USD 21.36 or lower, relative to the Initial Stock Price at any time after the Pricing Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then a payment of USD 29.36 per Unit

2) If the Final Stock Price is greater than the Initial Stock Price and:

a)     the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)     the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

Other:

The Issuer will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the final terms, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 29.36

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	17313G621

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

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